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                                                                 EXHIBIT 23.1



                         INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in the registration statement on Form S-3 (Nos. 333-53717) of Doane Pet Care Company of our report dated March 22, 2002 with respect to the consolidated financial statements of Doane Pet Care Company and Subsidiaries as of December 30, 2000 and December 29, 2001 and the related consolidated statements of income, stockholder's equity and comprehensive income, and cash flows for each of the years ended January 1, 2000, December 30, 2000 and December 29, 2001, which report is included in the Annual Report of Doane Pet Care Company on Form 10-K for the year ended December 29, 2001.


                                                           /s/ KPMG LLP

Houston, Texas
March 29, 2002